                                                                EDISON INTERNATIONAL

                       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK

                                                               (Thousands of Dollars)

                                                                              Year Ended December 31,
                                                  -------------------------------------------------------------------------
                                                     1998        1999 (7)     2000 (7)     2001         2002        2003
                                                  -------------------------------------------------------------------------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)               $1,416,332  $1,591,692   $ (560,514)  $4,098,347  $2,534,149   $2,065,095
Add:
  Taxes on income (2)                               461,711     347,315   (1,018,870)   1,647,147     390,489      213,365
  Rentals (3)                                         4,278       5,015       39,520       50,877       8,841       72,616
  Allocable portion of interest
      on long-term contracts for
      the purchase of power (4)                       1,767       1,735        1,699        1,659       1,616        1,568
  Dividends of lesser than 50% owned equity
      method investments                             49,208      80,891      121,463       87,676     141,605      109,789
  Interest on partnership
      indebtedness (5)                               36,019      33,186       25,523       17,809      11,641       23,565
  Amortization of previously capitalized
      fixed charges                                   7,246       7,601        7,191        6,214       6,514        7,284
Less:
  Earnings of lesser than 50% owned equity method    53,605      88,376      110,392      134,320     120,901      190,590
                                                  ---------- -----------  -----------  ----------- -----------  -----------

Total earnings before income
  taxes and fixed charges (A)                    $1,922,956  $1,979,059  $(1,494,380)  $5,775,409  $2,973,954   $2,302,692
                                                  =========  ==========  ============  =========== ===========  ===========

FIXED CHARGES:
  Interest and amortization                       $ 710,388   $ 840,784   $1,256,812   $1,582,139   $1,282,724  $1,194,087
  Rentals (3)                                         4,278       5,015       39,520       50,877        8,841      72,616
  Capitalized interest (6)                           19,219      28,682       15,819       14,820        4,457       6,649
  Allocable portion of interest on
      long-term contracts for
      the purchase of power (4)                       1,767       1,735        1,699        1,659        1,616       1,568
  Interest on partnership
      indebtedness (5)                               36,019      33,186       25,523       17,809       11,641      23,565
  Dividends on preferred securities                  13,149      44,287      100,382       91,889       96,342      77,488
  Subsidiary preferred and preference stock
      dividend requirements - pre-tax basis          41,653      39,098       32,710       37,844       25,833      19,560
                                                  ---------- -----------  -----------  ----------- ------------ ----------
Total fixed charges (B)                           $ 826,473   $ 992,787   $1,472,465   $1,797,037   $1,431,454  $1,395,533
                                                  ========== ===========  ===========  =========== ============ ==========

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                             2.33         1.99    (1.01)(8)        3.21         2.08       1.65
                                                  ==========  ===========  ===========   ========= ============  =========

(1)   Includes allowance for funds used during construction, accrual of unbilled revenue and minority interest, net of income taxes.
(2)   Includes allocation of federal income and state franchise taxes to other income.
(3)   Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(4)   Allocable portion of interest included in annual minimum debt service requirement of supplier.
(5)   Includes the allocable portion of interest on project indebtedness of fifty-percent partnership investment by other wholly-owned subsidiaries of Edison International.
(6)   Includes the fixed charges associated with Nuclear Fuel and capitalized interest of fifty-percent owned partnerships.
(7)   Revised to exclude the income and expenses associated with discontinued operations.
(8)   Ratio for 2000 is less than 1.00. In 2000, Edison International needed an additional $2,966,845,000 in earnings before income taxes and fixed charges to achieve a 1.00 ratio.